Exhibit 24
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Devinder Kumar and Harry A. Wolin, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign Advanced Micro Devices, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 25, 2021, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/Lisa T. Su	President and Chief Executive Officer, Director	February 3, 2022
Lisa T. Su

/s/Devinder Kumar	Executive Vice President, Chief Financial Officer and Treasurer	February 3, 2022
Devinder Kumar

/s/Darla Smith	Corporate Vice President, Chief Accounting Officer	February 3, 2022
Darla Smith

/s/John E. Caldwell	Director, Chairman of the Board	February 2, 2022
John E. Caldwell

/s/Nora M. Denzel	Director	January 31, 2022
Nora M. Denzel

/s/Mark Durcan	Director	February 1, 2022
Mark Durcan

/s/Mike P. Gregoire	Director	February 2, 2022
Mike P. Gregoire

/s/Joe Householder	Director	January 31, 2022
Joe Householder

/s/John W. Marren	Director	January 31, 2022
John W. Marren

/s/Abhi Y. Talwalkar	Director	January 31, 2022
Abhi Y. Talwalkar